Exhibit 2.1.1
                    Management Voting and Exchange Agreement


     THIS MANAGEMENT VOTING AND EXCHANGE AGREEMENT (this "Agreement"), dated as of April 20, 1999, is made by and between Real Acquisition Sub #1, Inc., a Colorado corporation ("Merger Sub"), and _________________________ ("Executive").


                              W I T N E S S E T H:

     WHEREAS, Real Software NV, a Belgium corporation ("Real"), Real Software Holdings North America, Inc., a Delaware corporation ("Real Holdings"), Merger Sub and TAVA Technologies, Inc., a Colorado corporation ("TAVA"), are entering into an Agreement and Plan of Reorganization dated as of the date hereof (as amended from time to time pursuant thereto, the "Reorganization Agreement"), pursuant to which Merger Sub will merge with and into TAVA (the "Merger") and all of the outstanding shares (other than certain shares designated in the Plan of Merger) and, except as provided herein, vested options to acquire shares of TAVA stock will be effectively converted into the right to receive $_____ (the "Merger Consideration") per share, less the exercise price per share of any such options;

     WHEREAS, Executive is currently the ____________________ of TAVA and is the holder of options to purchase _____ shares of TAVA Common Stock and the direct or indirect record holder of ________ shares of Common Stock, par value $0.0001 per share, of TAVA (the "TAVA Common Stock) (such shares of TAVA Common Stock, together with any shares of capital stock of TAVA acquired by Executive after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Stockholder Shares");

     WHEREAS, Merger Sub and Executive will execute an Employment Agreement whereby Executive will become an employee of the corporation surviving the Merger (the "Surviving Corporation"); and

     WHEREAS, Real and Merger Sub are unwilling to proceed with the Merger unless provision is made for continuity of management of TAVA and the Surviving Corporation and Real and Merger Sub have required, as an indication of Executive's willingness to continue as an employee of the Surviving Corporation, that Executive maintain a substantial percentage of his interest in TAVA and the Surviving Corporation, and as a condition to the willingness of Real and Merger Sub to enter into the Reorganization Agreement, and as an inducement to them to do so, Executive has agreed to the provisions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows (terms defined in the Reorganization Agreement and used but not defined herein having the meanings assigned to such terms in the Reorganization Agreement):

                                   Article I.
                                    Exchange

     1.1 Exchange of Securities. [Executive understands and agrees that, pursuant to the terms of the Merger, 338,691 Stockholder Shares shall not be converted into the right to receive Merger Consideration and shall continue as shares of Common Stock, par value $___ per share, of the Surviving Corporation ("Surviving Corporation Common Stock") from and after the Merger. Executive shall not sell, transfer or encumber, and shall remain the direct or indirect record holder of such 338,691 Stockholder Shares prior to or at the Effective Time. For federal income tax purposes, Executive shall be deemed a continuing stockholder in the Surviving Corporation. Executive agrees, on or soon after the Effective Time, to exchange the certificates representing such shares of Surviving Corporation Common Stock for new certificates bearing the legends described below.] [for Kevin Fallon] Immediately prior to the Effective Time, Executive shall surrender to TAVA the options to purchase shares of TAVA Common Stock listed on Exhibit A and Merger Sub shall irrevocably grant and issue to Executive an equal number of options to purchase Surviving Corporation Common Stock (the "New Options"), with equivalent terms, vesting schedules and exercise prices, under a Stock Option Plan of Merger Sub. The New Options shall not be treated as incentive stock options within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"). [Executive understands and agrees that, pursuant to the Merger and the terms of such options, the options to purchase TAVA Common Stock set forth on Exhibit B shall not be converted into the right to receive the Merger Consideration and shall continue to remain outstanding, unaffected by the Merger, with the same terms (including vesting terms) as existed for such options immediately prior to the Merger. Executive shall not exercise, amend or otherwise change the status of such options prior to or at the Effective Time.] [for Doug Kelsall only, to preserve ISO status] The Surviving Corporation Common Stock issuable upon exercise of the New Options [and the Surviving Corporation Common Stock which Executive shall retain] is referred to as the "Exchange Stock."

     1.2 Status of Stock. Executive understands that at the time of the execution of this Agreement the Exchange Stock has not been registered under the Securities Act of 1933 (the "Securities Act") or any state securities law, and that the Surviving Corporation does not currently intend to effect any such registration. Executive agrees that the shares of Exchange Stock are and shall be acquired for investment without a view to distribution, within the meaning of the Securities Act, and shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the shares under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. Executive also agrees that the shares of Exchange Stock will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.

     1.3 Certain Restrictions. Executive agrees (i) that the certificates representing the shares of Exchange Stock may bear such legend or legends as the Surviving Corporation deems appropriate in order to assure compliance with applicable securities laws, (ii) that Executive may not transfer shares of Exchanged Stock, and the Surviving Corporation may refuse to register any such transfer on its stock transfer records, unless Executive provides the Surviving Corporation with a written opinion of legal counsel, satisfactory to the Surviving Corporation, addressed to the Surviving Corporation and satisfactory in form and substance to the Surviving Corporation, to the effect that the proposed transfer may be made without registration under the Securities Act, and
(iii) that the Surviving Corporation may give related instructions to its transfer agent, if any, to stop registration of any such transfer of the shares of Exchange Stock.

     1.4 Cashless Exercise. For a period of sixty (60) days beginning on the date that is twenty two (22) months from the Effective Time, Executive shall have the option to exercise any or all of the New Options which are vested at such time, and pay the exercise price of such exercised New Options in the form of a recourse note to the Surviving Corporation, secured by the shares of Surviving Corporation Common Stock issuable upon exercise of such New Options. In addition, to the extent that the exercise of such New Options result in ordinary income to the Executive for which the Surviving Corporation must satisfy withholding obligations under applicable tax laws or regulations, the Surviving Corporation shall loan to Executive the cash in the amount of such withholding obligations resulting from such exercise. The original principal amount of the note issued by Executive to the Surviving Corporation shall equal the exercise price of the exercised New Options, plus the amount loaned by the Surviving Corporation to the Executive pursuant to the immediately preceding sentence. Such note shall bear interest at the rate the Surviving Corporation pays interest to its general unsecured creditors and shall mature, and the full principal amount, plus all accrued but unpaid interest, shall become due and payable, on the date which is five (5) years after the issuance of such note; provided, that Executive may prepay such note at any time or from time to time without penalty and Executive shall apply (i) with respect to shares of Surviving Corporation Common Stock subject to pledge under this Section 1.4, the portion of proceeds of any sale, transfer or further encumbrance of such shares representing the portion of the loan attributable to such shares, which shall be the exercise price and the withholding tax payable in respect of such shares, and (ii) a pro rata portion of any proceeds from any sale, transfer or encumbrance of any other shares of Surviving Corporation Common Stock, in each case to repay the principal and interest on the note.

     1.5 Valuation on Exercise of Options.

          (a) Upon exercise of New Options, the principles to be applied in determining the value of the Surviving Corporation Common Stock issued to Executive upon such exercise to be used for tax reporting purposes shall include that the value shall be subject to a discount of 45% in the first year following the Merger, 35% in the second year and 25% in the third year arising out of the facts that (1) the Surviving Corporation is not a reporting company under the Securities Exchange Act of 1934 or other applicable laws, and (2) the price Real Holdings is willing to pay Executive for such shares in the first three years following the Merger reflects a percentage of the full value; provided, that if the Surviving Corporation Common Stock issued to Executive is able to be sold, without any remaining conditions to such sale, to Real Holdings pursuant to Sections 1.3.1, 1.3.2 or 1.3.3 of the Shareholders Agreement for the Surviving Corporation, then the value of such shares shall equal the price that would be payable by Real Holdings. The valuation from which any discount required by the preceding sentence is taken shall be the Fair Market Value per share provided in Section 1.7 of the Shareholders Agreement.

          (b) If the Surviving Corporation shall determine that the valuation of the Surviving Corporation Common Stock as determined under Section 1.5(a) is manifestly unreasonable as a result of any circumstance, the Surviving Corporation may report on the basis of the closest valuation that the Surviving Corporation determines to not be manifestly unreasonable.

          (c) If (i) either (a) the Internal Revenue Service on audit of Executive or Surviving Corporation determines that the amount of income to Executive and/or compensation expense to Surviving Corporation should be higher than the amount determined under Section 1.5(a) or (b) the Surviving Corporation, pursuant to Section 1.5(b), reports a valuation higher than the valuation determined pursuant to Section 1.5(a), and (ii) as a result, Executive is required to pay additional tax on income with respect to the exercise and Surviving Corporation is required to pay less tax as a result of higher compensation expense with respect to the exercise, then (iii) Surviving Corporation shall pay the amount of the lessening of Surviving Corporation's tax to Executive, up to 80% of the amount of additional tax so payable by Executive.

                                   Article II.
                             Covenants of Executive

     2.1 Agreement to Vote. At any meeting of the stockholders of TAVA held prior to the Termination Date, however called, and at every adjournment or postponement thereof prior to the Termination Date, or in connection with any written consent of the stockholders of TAVA given prior to the Termination Date, Executive shall, and shall cause each individual, firm, corporation, partnership, trust, limited liability company or other entity (each, a "Person") controlled by Executive, other than TAVA and its Subsidiaries (collectively, the "Executive Group") to, vote or cause to be voted all Stockholder Shares and other TAVA Common Stock entitled to vote and beneficially owned by such Persons in accordance with the recommendation of the Board of Directors of TAVA. From the date of this Agreement through the Termination Date, Executive hereby grants Merger Sub an irrevocable proxy coupled with an interest to vote the Stockholder Shares in accordance with the recommendation of the Board of Directors of TAVA.

     2.2 Proxies and Voting Agreements. Except as described in Section 2.1, Executive hereby revokes any and all previous proxies granted with respect to matters set forth in Section 2.1. Prior to the Termination Date, Executive shall not, and shall cause each member of the Executive Group not to, enter into any agreement or understanding with any person other than Merger Sub prior to the Termination Date, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any Stockholder Shares in any manner inconsistent with this Agreement.

     2.3 No Solicitation.

          (a) From and after the date hereof until the Termination Date, neither Executive nor any other member of the Executive Group will directly or indirectly, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, a TAVA Transaction Proposal.

          (b) Executive shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Executive or any representatives of Executive with respect to any TAVA Transaction Proposal existing on the date hereof.

          (c) Prior to the  Termination  Date,  Executive  will promptly  notify
     Merger Sub of any requests for information made to Executive or any representative of Executive or the receipt of any TAVA Transaction Proposal made to Executive or any representative of Executive, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such TAVA Transaction Proposal, and the material terms and conditions of any TAVA Transaction Proposal.

          (d) Prior to the Termination Date, Executive shall not, and each member of the Executive Group shall not, enter into any agreement with any person that provides for, or in any way facilitates, a TAVA Transaction Proposal.

          (e) The provisions of this Section 2.3 do not prohibit Executive, or other member of the Executive Group, from taking actions expressly permitted by Section 4.2.14.1 of the Reorganization Agreement.

     2.4 Transfer of Shares by Executive. Prior to the Termination Date, Executive shall not (a) subject any of the Purchase Option Shares to, or suffer to exist on any of the Purchase Option Shares, any lien, pledge, security interest, charge or other encumbrance or restriction, other than pursuant to this Agreement, or (b) sell, transfer, assign, convey or otherwise dispose of any of the Purchase Option Shares (including any such action by operation of law), other than a disposition by operation of law pursuant to the Merger. Prior to the record date for the TAVA stockholder meeting to vote on the Reorganization Agreement, neither Executive nor any member of the Executive Group will sell, transfer, assign, convey or otherwise dispose of any of the Stockholder Shares (including any such action by operation of law).

     2.5 Other Actions. Prior to the Termination Date, neither Executive nor any member of the Executive Group shall take any action that would in any way restrict, limit, impede or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Reorganization Agreement.

                                  Article III.
              Representations, Warranties and Additional Covenants
                                  of Executive

     Executive represents, warrants and covenants to Merger Sub that:

     3.1 Ownership. Executive is as of the date hereof the beneficial and record owner of the Stockholder Shares and has the sole right to vote the Stockholder Shares. None of the Stockholder Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Stockholder Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of the Stockholder Shares other than as set forth herein. Upon delivery of any Purchase Option Shares upon exercise of the Purchase Option, Merger Sub will acquire good title to such shares, free and clear of all liens, pledges, security interests, charges or other encumbrances or restrictions.

     3.2 Authority and Non-Contravention. Executive has the right, power and authority, and Executive has been duly authorized by all necessary action (including consultation, approval or other action by or with any other person), to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby. Such actions by Executive (a) require no action by or in respect of, or filing with, any governmental entity with respect to Executive, other than any required filings under the Exchange Act or under the HSR Act, and
(b) do not and will not contravene or constitute a default under any provisions of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on Executive or result in the imposition of any lien, pledge, security interest, charge or other encumbrance or restriction on any of the Stockholder Shares (other than as provided in this Agreement with respect to Stockholder Shares).

     3.3 Binding Effect. This Agreement has been duly executed and delivered by Executive and is the valid and binding agreement of Executive, enforceable Executive in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

     3.4 Reasonable Efforts. Prior to the Termination Date, Executive shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Merger Sub in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Reorganization Agreement and this Agreement.

                                   Article IV.
                                  Miscellaneous

     4.1 Capitalization; Common Stock Issuances. At the Effective Time, the authorized capital stock of the Company shall consist of 100,000,000 shares of Surviving Corporation Common Stock, of which ______ shares shall be issued and outstanding and ______ shares shall be reserved for issuance in connection with various employee benefit plans and _____ shares shall be reserved for issuance pursuant to certain warrants. The Company shall not issue any shares of Surviving Corporation Common Stock while Executive owns any Stockholder Shares, other than issuances for fair value as determined in good faith by the Board of Directors of the Company; provided, that the Company may issue shares of Surviving Corporation Common Stock for any amount of cash consideration, if the Company offers to Executive the preemptive right to purchase its proportionate share of any such issuance. Executive's "proportionate share" shall mean the number of shares of Surviving Corporation Common Stock proposed to be issued and sold multiplied by a fraction, the numerator of which is the number of shares of Surviving Corporation Common Stock held by the Shareholder, and the denominator of which is the number of shares of Surviving Corporation Common Stock outstanding (in each case, determined on a fully diluted basis assuming full exercise and conversion of all outstanding options, warrants, rights and other securities which are convertible or exchangeable for shares of Surviving Corporation Common Stock, without regard to vesting schedules or exercise periods, but excluding options for which the exercise price is greater than the Fair Market Value (as defined in the Shareholders Agreement, dated as of the date hereof, among Merger Sub, Real Holdings and the other shareholders party thereto) and assuming that all options are exercised by paying the exercise price in shares of stock).

     4.2 [Employment  Agreement.  Executive and Merger Sub shall,  within thirty
(30) days of the date hereof, enter into an employment agreement, to be effective at the Effective Time and on terms mutually acceptable to Executive and Merger Sub. Each of the terms of such new employment agreement shall (i) incorporate the general concepts set forth on Exhibit C hereto, and (ii) otherwise be on terms and conditions at least as favorable to Executive as the employment agreement Executive presently has with TAVA.

     4.3 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Real Holdings to:    Real Software Holdings North America, Inc.
                                    818 Reoder Road, Suite 600
                                    Silver Springs, Maryland 20910
                                    Attention:  Eric Cumming

         If to Merger Sub to:       Real Acquisition Sub #1, Inc.
                                    818 Reoder Road, Suite 600
                                    Silver Springs, Maryland 20910
                                    Attention:  Eric Cumming


         If to Executive to:        ____________________________________
                                    ____________________________________

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

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

     4.4 Specific Performance. Each of the parties hereto acknowledge and agree that irreparable damage would occur if for any reason Executive fails to perform any of Executive's obligations under this Agreement, and that Merger Sub would not have an adequate remedy at law for money damages in such event. Accordingly, Merger Sub shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this agreement by Executive without any requirement for the securing or posting of any bond. This provision is without prejudice to any other rights that Merger Sub may have against Executive for any failure to perform its obligations under this Agreement.

     4.5 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the state of Delaware.

     4.6 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     4.7 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

     4.8   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     4.9 Headings. The Article and Section headings herein have been inserted for purposes of convenience only and shall not be used for interpretive purposes.

     4.10 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

     4.11 Assignment. This Agreement, and the other documents contemplated hereby, shall be binding upon and inure to the benefit of each of the parties hereto and any successor of Merger Sub or the Surviving Corporation, by merger or otherwise. Except as specifically provided in this Section 4.11, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

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

     4.12 Dispute Resolution. Any controversy, dispute or claim for indemnification arising pursuant to this Agreement (a "Dispute") shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section 4.12, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United States Arbitration Act. Judgment on any matter rendered by arbitrators may be entered in any court having jurisdiction. Any arbitration shall be conducted before three arbitrators. The arbitrators shall be individuals knowledgeable in the subject matter of the Dispute. Each of the Surviving Corporation and the Executive shall select one arbitrator by written notice to the Surviving Corporation and the Executive within fifteen (15) days after a request by one party for arbitration and the two arbitrators so selected shall select the third arbitrator. If the third arbitrator is not selected within thirty (30) days after the request for an arbitration, then any party may request the AAA to select the third arbitrator. The arbitrators may engage engineers, accountants or other consultants they deem necessary to render a conclusion in the arbitration proceeding. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 90 days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Denver, Colorado. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrators shall make specific written findings of fact and conclusions of law. Subject to the limitations set forth in this Agreement, the arbitrators shall have the power to award recovery of all costs and fees, including attorney fees and disbursements, to the prevailing party. All fees of the arbitrators and any engineer, accountant or other consultant engaged by the arbitrators, shall be shared equally between the parties unless otherwise awarded by the arbitrators.

     4.13 Entire Agreement. This Agreement, together with the other agreements contemplated hereby, constitutes the entire agreement of the parties with regard to the subject matter hereof. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by each of the parties to be bound by such modification.

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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 20th day of April, 1999, to be effective as of the effective date of the Merger.


                                    REAL ACQUISITION SUB #1, INC.


                                    By:      ___________________________________
                                    Name:    ___________________________________
                                    Title:   ___________________________________


                                    EXECUTIVE


                                    -------------------------------------------

                                    EXHIBIT A

                                For John Jenkins

--------------------------------------------------------------------------------
Grant Date   Expiration  Plan  Type    Options     Option Price    Vesting
                Date                 Outstanding
--------------------------------------------------------------------------------
1/28/1997    1/28/2008          NQ     200,000         $2.50       Current
1/28/1997    1/28/2007          NQ     150,000         $2.50       Current
1/28/1997    1/28/2007          NQ      86,260         $2.50       Current
--------------------------------------------------------------------------------

                                For Doug Kelsall

--------------------------------------------------------------------------------
Grant Date   Expiration  Plan  Type    Options     Option Price    Vesting
                Date                 Outstanding
--------------------------------------------------------------------------------
2/17/1999    2/17/2007          NQ     23,367          $5.81       Current at
                                                                 Effective Time
5/5/1997     5/4/2007           NQ    100,000          $2.49       Current at
                                                                 Effective Time
5/5/1997     5/4/2007           NQ     27,721          $2.13       Current
--------------------------------------------------------------------------------

                               For Larry Hagewood

--------------------------------------------------------------------------------
Grant Date   Expiration  Plan  Type    Options     Option Price    Vesting
                Date                 Outstanding
--------------------------------------------------------------------------------
7/15/1997    7/15/2007          NQ     75,000          $3.66       Current at
                                                                 Effective Time
7/15/1997    7/15/2007          NQ     16,173          $3.14       Current
--------------------------------------------------------------------------------

                                For Kevin Fallon

--------------------------------------------------------------------------------
Grant Date   Expiration  Plan  Type    Options     Option Price    Vesting
                Date                 Outstanding
--------------------------------------------------------------------------------
2/8/1997    11/30/2006          NQ     66,666          $2.25       Current
2/8/1997    11/30/2006          NQ     66,667          $2.25       Current
2/8/1997    11/30/2006          NQ     36,897          $2.25       Current
--------------------------------------------------------------------------------

                                    EXHIBIT B

                             [For Doug Kelsall only]


                                For Doug Kelsall

--------------------------------------------------------------------------------
Grant Date   Expiration  Plan  Type    Options     Option Price    Vesting
                Date                 Outstanding
--------------------------------------------------------------------------------
2/17/1999    2/17/2007       Incentive   51,633        $5.81       Current at
                                                                 Effective Time
--------------------------------------------------------------------------------

                                    EXHIBIT C

Terms to be included in Executive Employment Agreement

o    Term of Agreement: 3 years.

o    In the event of termination prior to expiration of agreement that is either
     (a) by Merger Sub not for Cause, or (b) by Executive for Good Reason, Executive shall receive:

(1) Severance payments for at least 12 months base salary; and

(2) Accelerated vesting of options granted through the date of termination (unless such option grants specifically exclude acceleration or such options are for shares of stock of Real Holdings).

     "Cause" shall be defined according to custom in the industry, but in no event shall include simple negligence or disagreement over management strategy or philosophy. "Good Reason" shall be defined according to custom in the industry.

o    Compensation:

(1) Base salary equal to no less than base salary at the date hereof, with annual review for increase as customary in the industry;

(2) Bonus program in  accordance  with the bonus program in place at TAVA ninety
(90) days prior to the date hereof;

(3) Merger Sub will consider the issuance of new options to purchase shares of Surviving Corporation Common Stock or shares of Common Stock of Real Holdings; and

(4) Fringe benefits no less valuable than those provided by TAVA to Executive prior to the date hereof (including, but not limited to, medical, dental, disability, life, directors and officers liability insurance, and a 401(k)
plan).